Exhibit 99 (a)

Quarterly Earnings Up 27% over 2009
Mortgage Banking Performance and Credit Quality Improvement Drives Results

TULSA, Okla. (Wednesday October 27, 2010) – BOK Financial Corporation reported record net income for the third quarter of 2010 of $64.3 million or $0.94 per diluted share, up from $63.5 million or $0.93 per diluted share in the second quarter of 2010 and $50.7 million or $0.75 per diluted share for the third quarter of 2009.  Net income for the nine months ended September 30, 2010 totaled $187.9 million or $2.75 per diluted share compared to $157.8 million or $2.33 per diluted share for the nine months ended September 30, 2009.

Net income for the first quarter of 2010 included a $6.5 million or $0.10 per share day-one gain from the purchase of the rights to service $4.2 billion of residential mortgage loans on favorable terms.  Net income for the second quarter of 2009 included a $7.7 million or $0.11 per share special assessment charge by the FDIC.

“Our third quarter net income of over $64 million was the result of strong mortgage banking performance and lower credit costs,” said President and CEO Stan Lybarger.  “The volume of new residential mortgage loans increased to near record levels in the quarter.  Non-performing loans and net charge-offs continued to improve, enabling us to further lower our provision for credit losses without reducing the level of loan loss reserves.  We expect that soft commercial loan demand and low interest rates will continue to affect near-term earnings.”

Highlights of third quarter of 2010 included:

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Net interest revenue totaled $180.7 million, down $1.4 million from the second quarter of 2010.  Net interest margin was 3.50% for the third quarter of 2010 and 3.63% for the second quarter of 2010.  Net interest margin narrowed during the third quarter as cash flows from our securities portfolio were reinvested at lower rates.

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Fees and commissions revenue increased $8.8 million over the previous quarter to $136.9 million.  Mortgage banking revenue was up $10.9 million and brokerage and trading revenue increased $2.3 million. Deposit service charges decreased $4.5 million.

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Increased prepayment speeds adversely affected the value of our mortgage servicing rights in the third quarter of 2010.  Changes in the fair value of mortgage servicing rights, net of economic hedge, decreased third quarter pre-tax net income by $7.9 million and added $3.0 million of pre-tax net income in the second quarter.

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Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $189.2 million, up $2.8 million over the prior quarter.  Net losses and operating expenses of repossessed assets decreased $5.8 million.  Personnel expenses were up $4.2 million.

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Combined reserves for credit losses totaled $314 million or 2.91% of outstanding loans at September 30, 2010 and $315 million or 2.89% of outstanding loans at June 30, 2010.  Net loans charged off and provision for credit losses were $20.1 million and $20.0 million, respectively, for the third quarter of 2010 compared to $35.6 million and $36.0 million, respectively, for the second quarter of 2010.

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Nonperforming assets totaled $421 million or 3.85% of outstanding loans and repossessed assets at September 30, 2010 compared to $461 million or 4.19% of outstanding loans and repossessed assets at June 30, 2010.  Newly-identified nonaccruing loans totaled $30 million for the third quarter of 2010 and $58 million for the second quarter of 2010.

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Available for sale securities totaled $9.6 billion at September 30, 2010, up $333 million since June 30, 2010.  Other-than-temporary impairment charges on privately-issued residential mortgage backed and municipal debt securities reduced pre-tax income by $14.3 million in the third quarter of 2010 and $2.6 million during the second quarter of 2010.

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Outstanding loan balances were $10.8 billion at September 30, 2010, down $77 million since June 30, 2010.  Commercial loans decreased $40 million, commercial real estate loans decreased $18 million and consumer loans decreased $69 million.  Residential mortgage loans grew $50 million.  Unfunded commercial loans were largely unchanged for the quarter.

•	Total period end deposits increased $735 million during the third quarter of 2010 to $16.8 billion due primarily to growth in interest-bearing transaction and demand deposits.

Tangible common equity ratio increased to 8.96% at September 30, 2010 from 8.88% at June 30, 2010, due to an increase in the fair value of the securities portfolio and retained earnings growth.  The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders’ equity minus intangible assets and equity that does not benefit common shareholders, such as equity provided by the U.S. Treasury’s Asset Relief Program (“TARP”).  We chose not to participate in the TARP Capital Purchase Program.  The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized.  The Company’s Tier 1 capital ratios as defined by banking regulations were 12.30% at September 30, 2010 and 11.90% at June 30, 2010.

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The Company paid a cash dividend of $16.9 million or $0.25 per common share during the third quarter of 2010.  On October 26, 2010, the board of directors approved a quarterly cash dividend of $0.25 per common share payable on or about December 1, 2010 to shareholders of record as of November 17, 2010.

Net Interest Revenue

Net interest revenue totaled $180.7 million, a decrease of $1.4 million from the second quarter of 2010.  Net interest margin decreased 13 basis points compared to the previous quarter.  Average earning assets increased $507 million.

Net interest margin was 3.50% for third quarter of 2010 and 3.63% for the second quarter of 2010.  The yield on average earning assets decreased 14 basis points primarily due to a 28 basis point decrease in securities portfolio yield.  Current low interest rates have increased cash flows on mortgage-backed securities.  These cash flows are reinvested at lower yields.  The loan portfolio yield improved 4 basis points and the cost of interest-bearing liabilities increased 1 basis point.

The average balance of the securities portfolio increased $546 million due to a $379 million increase in average available for sale securities and a $166 million increase in average mortgage trading securities that are held as a hedge of mortgage servicing rights.    Average outstanding loans decreased $110 million.  Commercial, commercial real estate and consumer loans decreased, partially offset by an increase in residential mortgage loans.

Average deposits increased $661 million compared to the previous quarter, primarily due to a $412 million increase in interest-bearing transaction accounts and a $171 million increase in demand deposits.  Average time deposits also increased $73 million over the prior quarter.

Fees and Commissions Revenue

Fees and commissions revenue increased to $136.9 million for the third quarter of 2010 compared to $128.2 million for the second quarter of 2010.  Mortgage banking revenue increased $10.9 million and brokerage and trading revenue increased $2.3 million.   Deposit service charges decreased $4.5 million.

Growth in mortgage banking revenue was due to increased loan production.  Mortgage loans funded were $877 million for the third quarter of 2010 and $541 million for the second quarter of 2010.  Brokerage and trading revenue increased primarily on higher securities trading volume.  Interest rate volatility and increased customer mortgage-banking activities during the third quarter increased trading volumes in mortgage-backed securities.

Deposit service charge revenue decreased $4.5 million from the previous quarter due primarily to lower overdraft fees as a result of changes in banking regulations that became effective in the third quarter.  This result is consistent with our previously disclosed estimate that the change in regulations would reduce fee revenue by $10 million to $15 million over the second half of 2010.

Operating Expenses

Total operating expenses were $205.2 million for the third quarter of 2010, flat with the prior quarter.  Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $189.2 million, up $2.8 million over the second quarter of 2010.

Personnel costs increased $4.2 million over the prior quarter, primarily on higher incentive compensation.  Cash-based incentive compensation related to mortgage-banking and brokerage and trading activities increased $1.8 million.  Deferred compensation expense, which is directly linked to changes in the market value of Company stock and performance of other investments, increased $2.5 million.

Net losses and operating expenses of real estate and repossessed assets declined $5.8 million from the previous quarter to $7.2 million.  Third quarter losses included write-downs of $3.4 million on properties previously held for future branch expansion.  Net losses from sales and write-downs of real estate and repossessed assets decreased $5.0 million and operating expenses of repossessed assets decreased $808 thousand.

Credit Quality

Nonperforming assets decreased $40 million during the third quarter of 2010 to $421 million or 3.85% of outstanding loans and repossessed assets at September 30, 2010.  Nonaccruing loans totaled $269 million, renegotiated residential mortgage loans totaled $25 million (including $22 million of residential mortgage loans guaranteed by U.S. government agencies) and real estate and other repossessed assets totaled $127 million.  Nonaccruing loans decreased $51 million and repossessed assets increased $7.0 million during the quarter.

Nonaccruing loans totaled $269 million or 2.49% of outstanding loans at September 30, 2010 compared to $320 million or 2.94% of outstanding loans at June 30, 2010.  During the third quarter of 2010, $30 million of new nonaccruing loans were identified offset by $24 million in payments received, $25 million in charge-offs and $16 million in foreclosures and repossessions.  In addition, $14 million of nonaccruing loans were returned to accrual status during the third quarter of 2010 based on our expectation of full payment.

Nonaccruing commercial loans decreased to $49 million or 0.83% of total commercial loans at September 30, 2010.  Nonaccruing commercial loans were primarily composed of $24 million or 1.50% of total services sector loans, $8 million or 0.46% of total energy sector loans, $7 million or 2.69% of other commercial and industrial loans and $6 million or 0.54% of wholesale / retail sector loans.  Nonaccruing commercial loans decreased $33 million since June 30, 2010 primarily related to a decrease in energy, services and healthcare sector loans.  Newly identified nonaccruing commercial loans totaled $3 million, offset by $11 million in payments, $5 million in charge-offs, $7 million of foreclosures and $13 million of nonaccruing commercial loans returning to accrual status during the third quarter of 2010.

Nonaccruing commercial real estate loans decreased to $178 million or 7.65% of outstanding commercial real estate loans at September 30, 2010.  Nonaccruing commercial real estate loans attributed to our various markets included $58 million or 30% of total commercial real estate loans in Arizona, $47 million or 23% of total commercial real estate loans in Colorado, $25 million or 3.52% of total commercial real estate loans in Texas and $24 million or 3.27% of total commercial real estate loans in Oklahoma.  Nonaccruing commercial real estate loans continue to be largely concentrated in land development and residential construction loans with $116 million or 23% of all land development and construction loans nonaccruing at September 30, 2010.  Total nonaccruing commercial real estate loans decreased $16 million since June 30, 2010.  Newly identified nonaccruing commercial real estate loans totaled $14 million, offset by $12 million of cash payments received, $9 million of charge-offs and $8 million of foreclosures.

Nonaccruing residential mortgage loans totaled $39 million or 2.06% of outstanding residential mortgage loans at September 30, 2010, a $1.1 million decrease from June 30, 2010.  Residential mortgage loans past due 90 days or more and still accruing interest totaled $1.0 million, down from $3.4 million at June 30, 2010.  Residential mortgage loans past due 30 to 89 days totaled $27 million, up $2.1 million over June 30, 2010.

The combined allowance for credit losses totaled $314 million or 2.91% of outstanding loans and 117% of nonaccruing loans at September 30, 2010.  The allowance for loan losses was $299 million and the reserve for off-balance sheet credit losses was $15 million.  Approximately $73 million of impaired loans, which consist primarily of nonaccruing commercial and commercial real estate loans, have been charged-down to the amount management expects to recover and accordingly have no reserve for loan loss attributed to them.  The remaining $170 million of impaired loans have $12 million of the reserve for loan losses attributed to them.  During the third quarter of 2010, the Company recognized a $20.0 million provision for credit losses.  Net losses charged against the allowance for loan losses totaled $20.1 million or 0.74% annualized of average outstanding loans.  Net loans charged off and provision for credit losses were $35.6 million and $36.0 million, respectively, for the second quarter of 2010.

Real estate and other repossessed assets totaled $127 million at September 30, 2010 consisting of $53 million of 1-4 family residential properties and residential land development properties, $39 million of developed commercial real estate properties, $15 million of undeveloped land, $13 million of equity interest received in partial satisfaction of debts, $3 million of equipment and $1 million of automobiles.  The distribution of real estate owned and other repossessed assets among various markets included $39 million in Arizona, $33 million in Texas, $25 million in Oklahoma, $8 million in Arkansas, $11 million in Colorado, $8 million in New Mexico, and $3 million in Kansas/Missouri.  Real estate and other repossessed assets increased by $7.0 million during the third quarter due to additions of $25 million partially offset by $13 million in sales and $5 million in write-downs.    Additions to other real estate and other repossessed assets included $9 million and write-downs included $3 million on properties previously held for branch expansion in Texas and Colorado.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse.  These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties.  The outstanding principal balance of these loans totaled $300 million at September 30, 2010, down from $311 million at June 30, 2010.  The loans are primarily to borrowers in our primary market areas, including $211 million in Oklahoma, $32 million in Arkansas, $18 million in New Mexico, $16 million in Kansas/Missouri and $13 million in Texas.  At September 30, 2010, approximately 6% of these loans are nonperforming and 6% were past due 30 to 89 days.  A separate reserve for credit risk of $16 million is available for losses on these loans.

Securities and Derivatives

The fair value of available for sale securities totaled $9.6 billion at September 30, 2010, up $333 million since June 30, 2010.  The available for sale portfolio consisted primarily of residential mortgage-backed securities, including $8.6 billion fully backed by U.S. government agencies and $708 million privately issued by publicly owned financial institutions.  The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations.

The portfolio of available for sale securities had net unrealized gains of $255 million at September 30, 2010 compared to $215 million at June 30, 2010.  Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies increased $2.0 million to $317 million at September 30, 2010.  Net unrealized losses on privately-issued residential mortgage-backed securities decreased $36 million to $78 million at September 30, 2010.

The amortized cost of privately issued residential mortgage-backed securities totaled $787 million at September 30, 2010, down $63 million since June 30, 2010 due primarily to cash received.  Approximately $554 million of the privately issued residential mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency.  The aggregate unrealized losses on privately-issued residential mortgage-backed securities rated below investment grade totaled $72 million at September 30, 2010.  Aggregate unrealized losses on these same below investment grade securities were $106 million at June 30, 2010.  The amortized cost of privately issued residential mortgage-backed securities rated below investment grade decreased $40 million during the third quarter due to cash received and a $13.3 million other-than-temporary impairment charge against earnings.    The projected future cash flows from these securities were adversely affected by an expectation of a more prolonged period of relatively high unemployment.  This change in our estimate particularly impacted Alt-A mortgage loans in areas outside of our primary markets underlying a portion of these securities.

The Company recognized $8.4 million of gains on the sale of $596 million of available for sale securities in the third quarter of 2010 and $8.5 million of gains on the sale of $595 million of available for sale securities in the second quarter of 2010.  Securities were sold either to mitigate extension exposure from rising interest rates or because they had reached their expected maximum potential total return.

Certain residential mortgage-backed securities and derivative contracts are held by the Company as an economic hedge against the changes in the fair value of the mortgage servicing rights that fluctuates due to changes in prepayment speeds and other assumptions.  Changes in the fair value of mortgage servicing rights, net of economic hedge decreased pre-tax net income by $7.9 million in the third quarter of 2010 and increased pre-tax net income by $3.0 million in the second quarter of 2010.

	Three Months Ended
	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009

Gain on mortgage hedge derivative contracts	$4,676	$7,800	$–
Gain on mortgage trading securities	3,369	14,631	3,560
Total gain on financial instruments held as an economic hedge of mortgage servicing rights	8,045	22,431	3,560
Loss on change in fair value of mortgage servicing rights	(15,924)	(19,458)	(2,981)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$(7,879)	$2,973	$579

Net interest revenue on mortgage trading securities	$5,710	$4,880	$2,695

Loans, Deposits and Capital

Outstanding loans at September 30, 2010 were $10.8 billion, down $77 million from June 30, 2010.  Consumer loans were down $69 million, commercial loan were down $40 million and commercial real estate loans were down $18 million.  Residential mortgage loans increased $50 million over June 30, 2010.

Outstanding commercial loans totaled $6.0 billion at September 30, 2010, down $40 million from June 30, 2010.  During the third quarter of 2010, energy sector loans decreased $82 million and service sector loans decreased $75 million, partially offset by a $77 million increase in wholesale/retail sector loans, a $22 million increase in agricultural sector loans and a $21 million increase in other commercial and industrial loans.  Commercial loans decreased $42 million in the Oklahoma market, $27 million in the Colorado market and $26 million the Texas market.  Commercial loans grew by $30 million in the Arizona market and $20 million in the Kansas / Missouri market.  Total unfunded commercial loan commitments decreased $23 million to $4.3 billion. Unfunded energy loan commitments increased $22 million to $1.9 billion.  All other unfunded commercial loan commitments decreased $45 million.

Commercial real estate loans totaled $2.3 billion at September 30, 2010, down $18 million from June 30, 2010.  The decrease in outstanding commercial real estate loans was primarily due to a $43 million decrease in residential construction and land development loans partially offset by a $23 million increase in loans secured by commercial office buildings.  The decrease in commercial real estate loans was largely concentrated in the Oklahoma, Colorado and Texas markets, partially offset by increases in the Arizona and New Mexico markets.  Unfunded commercial real estate loan commitments increased $19 million during the third quarter to $172 million.

Residential mortgage loans increased $50 million from the prior quarter including a $36 million increase in permanent mortgage loans and a $14 million increase in home equity loans.  In general, we sell the majority of our conforming fixed-rate loan originations in the secondary market and retain the majority of our non-conforming and adjustable-rate mortgage loans.  Our portfolio of non-conforming loans generally represents jumbo mortgage loans that exceed the maximums set under government sponsored entity standards, but otherwise generally conform to those standards.

Consumer loans decreased $69 million compared to the prior quarter primarily due to $53 million in continued runoff of indirect automobile loans related to the previously announced decision to curtail that business in favor of a customer-focused direct approach to consumer lending and a $16 million decrease in other consumer loans.

Total deposits increased $735 million during the third quarter and totaled $16.8 billion at September 30, 2010.  Interest-bearing transaction account balances increased $357 million, demand deposit balances increased $311 million and time deposit balances increased $68 million.  Among the lines of business, wealth management deposits increased $307 million, commercial deposits increased $261 million and consumer deposits increased $89 million.

The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized at September 30, 2010.  The Company’s Tier 1 and total capital ratios were 12.30% and 15.79%, respectively, at September 30, 2010.  The Company’s Tier 1 and total capital ratios were 11.90% and 15.38%, respectively, at June 30, 2010.  In addition the Company’s tangible common equity ratio, a non-GAAP measure, was 8.96% at September 30, 2010 and 8.88% at June 30, 2010.  Unrealized securities gains added 65 basis points to the tangible common equity ratio at September 30, 2010.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body for the Basel Committee on Banking Supervision announced changes to strengthen existing capital and liquidity requirements which are expected to be phased in over a period concluding no later than January 1, 2019.  Based on the current proposals, BOKF would presently exceed the revised capital requirements.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network.  Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A.  Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of September 30, 2010 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally.  Words such as “anticipates,” “believes,” “estimates,” “expects,”  “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements.  Assessments that BOK Financial’s acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified.  These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements.  Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans.  BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.